Exhibit 10.16

SUBSURFACE ETCHING AND SERVICING AGREEMENT

THIS SUBSURFACE ETCHING AND SERVICING AGREEMENT (“Agreement”) is made and entered into as of the 1st day of August, 2003, by and between LASER CRYSTAL WORKS, LP, a Texas limited partnership (“Owner” or “Laser Crystal Works”), whose address is 100 Bowie Dr., Red Oak, Texas 75154, and CRYSTAL MAGIC, INC., a Florida corporation (“Crystal Magic”), whose address is 3329 Bartlett Blvd., Orlando, Florida 32811.

1.           DEFINED TERMS. For purposes of this Agreement all terms defined in this Agreement (including other exhibits to this Agreement) will be used in this Agreement without further definition. In addition, when delineated with initial capital letters, the following terms will have the following respective meanings:

a)           “Commercial Business” means the engraving of promotional products.

b)           “Crystal Blanks” means Crystal Products prior to subsurface engraving.

c)	“Crystal Products” means leaded or optical glass materials which have been etched by subsurface engraving by Laser Equipment.

d)
“Insurance Requirements” shall mean all terms of any Insurance policy obtained by Owner or Crystal Magic covering or applicable to the Laser Equipment, the Retail Center or the Laser Decorative Engraving Business.

e)	“Laser Equipment” means laser subsurface engraving machines.

f)	“Laser Decorative Engraving Business” means the etching of the Crystal Blanks. For purposes of this Agreement, Laser Decorative Engraving Business shall exclude Commercial Business.

g)
“Legal Requirements” shall mean all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, and requirements of all governmental authorities, foreseen or unforeseen, which now or at any time hereafter may be applicable to the Retail Centers or the Laser Decorative Engraving Business, including (a) all federal, state, and local laws, regulations, and ordinances pertaining to employment laws, (b) all federal, state, and local laws, regulations, and ordinances pertaining to tax matters; and (c) all laws, codes, and regulations pertaining to zoning, land use, healthy or safety.

h)	“Licensed Decorative Products” means Crystal Products which are used for decorative purposes under a Patent Sub-License Agreement (“Patent Sublicense”) to which Owner is a party.

i)
“Operative Documents” means this Agreement, the Confidentiality and Non-Circumvention Agreement, the Security Agreement, and all other agreements, instruments, documents, exhibits, schedules and certificates executed and delivered by or on behalf of Owner or Crystal Magic pursuant to this Agreement

j)	“Retail Business” means the sale of Crystal Products at Retail Centers to final customers (consumers).

k)	“Retail Centers” means the locations where the Crystal Products are sold to consumers.

l)	“Theme Park” means any amusement complex such as Disneyland, Six Flags, Sea World, but shall exclude gaming and general vacation sites.

m)	“Wholesale Business” means the production of Crystal Products which are not sold directly to final customers in a Retail Center.

With respect to any Business of Crystal Magic, the definitions of its Business shall include the Business activities of Crystal Magic as well as its subsidiaries, partners, affiliates, owners, and other entities in common control (whether wholly or in part) with Crystal Magic.

2.           ENGRAVING SERVICES. Subject to and upon the terms set forth in this Agreement, Owner will provide etching services to Crystal Magic for purposes of selling Crystal Products at such Retail Centers as are approved in writing by Owner. During the period the Sublicense Agreement is in place, this License is granted only with respect to Licensed Decorative Products.

3.           TERM. This Agreement shall be in effect beginning the 3rd day of March, 2003 and shall continue until terminated as provided herein. At the termination of this Agreement by breach, Crystal Magic shall cause all of Owner’s property, including the Laser Equipment, to be delivered to Owner at Crystal Magic’s expense to such locations as directed by Owner.

4.           RETAIL CENTER PREPARATON. Owner shall hire its own employees or independent contractors to operate the Laser Equipment and shall be responsible for all such individuals at Crystal Magic Retail Centers. Owner specifically represents and warrants that it has reviewed the scope of Crystal Magic’s Retail Business and that Crystal Magic’s Retail Business does not violate Owners Laser Equipment Patent License with LDI or any other Licensor, Crystal Magic understands that the Laser Equipment must be kept secure at all times and must not be a danger to the public. Owner shall at all times retain ownership of the Laser Equipment and have ultimate supervision and authority with respect to its use.

5.           DELIVERY AND SHIPPING. The delivery and shipping charges of the Laser Equipment in each Retail Center shall be at the sole cost and expense of Owner and shall be performed by Owner’s employees or representatives, with assistance from Crystal Magic employees at the installation site. Crystal Magic shall provide Owner with the location of each Retail Center and shall assist Owner in obtaining access to each Retail Center, Owner will initially provide Assets as set forth in Appendix A hereto.

6.           FEES AND EXPENSE PAYMENTS.

a)
The Fees are described in Appendix B and shall be calculated as determined pursuant to Appendix B and shall be due and payable as provided therein. In addition, (1) litigation expenses including attorney’s fees of Crystal Magic for existing legal litigation in excess of $16,000 per year and (2) compensation to management (for Crystal Magic, in excess of $250,000 for the following management members: Steven M. Rhodes and John C. Wolf (3) compensation to spouses or additional forms of compensation to management not approved by owner shall not be deducted from gross revenues to arrive at Crystal Magic’s distributable net revenue as defined in Appendix B. Further, the gross revenues of Crystal Magic shall specifically include revenues from laser equipment acquired from or operated by sources other than Owner but exclude revenues from Crystal Magic’s Commercial Business. The cost of any Owner’s employee to operate lasers (including, without limitation, salary, taxes, benefits, workers compensation insurance premiums, etc.) will be reimbursed by Crystal Magic to Owner.

b)
In addition to the Fees, Crystal Magic shall pay Owner the expense reimbursements and costs as determined under Appendix B as well as any sales, use or other taxes or assessments which are assessed or due by reason of this License hereunder.

c)
Crystal Magic shall keep accurate sets of books and records prepared in accordance with Generally Accepted Accounting Principles consisting of a profit and loss statement, balance sheet, and earnings statement, and all supporting records such as sales receipts, expense receipts, and other records which are necessary to verify and substantiate the amount of the Fees and expenses, at each party’s principal business office. All such books and records shall be retained and preserved for at least five (5) years after the end of the calendar year to which they relate and shall be subject to inspection and audit by Owner and its agents at all reasonable times. In the event Owner is not satisfied with any monthly statement or annual statement submitted by Crystal Magic, it shall have the right to have its auditors make a special audit of all books and records during the period in question. If such statements are found to be incorrect to an extent of more than two percent (2%) over the figure submitted, Crystal Magic shall pay for such audit. Crystal Magic shall promptly pay to Owner any deficiency or Owner shall promptly refund any overpayment, as the case may be, which is established by such audit.

7.           RETAIL CENTER AREAS. Crystal Magic shall use its best commercial efforts to obtain authorization from the property owner or lessee of the Retail Centers for the installation, operation and maintenance, of the Laser Equipment in the Retail Centers.

8.           MAINTENANCE ANP REPAIR. At Crystal Magic’s expense, Owner shall maintain and repair the Laser Equipment and digital cameras which may be required from time to time, and Crystal Magic shall inform Owner of the need for such required repairs on a timely basis. All other maintenance and repair items relating to the Retail Center and Laser Decorative Engraving Business shall be the responsibility of Crystal Magic. Parts purchased from Owner will be provided at its full OEM cost and Owner shall obtain warranty work when possible. Owner will stock major laser parts required to repair a laser system efficiently.

9.           CRYSTAL BLANKS. Crystal Magic shall purchase the Crystal Blanks at its own expense.

10.           RIGHT OF FIRST REFUSAL.

a)
In the event Crystal Magic or any shareholder thereof receives a bonafide offer for the purchase of common stock, and Crystal Magic and/or any shareholder thereof desires to accept such offer, such person (the “Offering Person”) agrees to promptly give written notice of such offer to Owner. The notice must set forth the name and address of the proposed transferee and the qualifications of such transferee to hold the common stock (the “Offered Stock”), price and all other terms and conditions of the proposed transfer. On receipt of the notice with respect to such offer, Owner will have the exclusive right and option exercisable at any time during a period of sixty (60) days from the date notice is received, to purchase the Offered Stock upon the same terms and conditions as contained in the offer from the third party. If Owner elects to exercise its option to purchase the Offered Stock, Owner will give written notice to that effect to the Offering Person. If Owner does not desire to purchase the Offered Stock, the Offering Person will have the right to transfer the Offered Stock, or available portion thereof, to the third party purchaser pursuant to the terms of the offer.

b.
In the event Owner or any limited partner thereof receives a bona fide offer for the purchase of limited partnership interests, and Owner and/or any limited partner thereof desires to accept such offer, such person (the “Offering Person”) agrees to promptly give written notice of such offer to Crystal Magic. The notice must set forth the name and address of the proposed transferee and the qualifications of such transferee to hold the limited partnership interests (the “Offered Interests”), price and all other terms and conditions of the proposed transfer. On receipt of the notice with respect to such offer, Crystal Magic will have the exclusive right and option exercisable at any time during a period of sixty (60) days from the date notice is received, to purchase the Offered Interests upon the same terms and conditions as contained in the offer from the third party. If Crystal Magic elects to exercise its option to purchase the Offered Interests, Crystal Magic will give written notice to that effect to the Offering Person. If Crystal Magic does not desire to purchase the Offered Interests, the Offering Person will have the right to transfer the Offered Interests, or available portion thereof, to the third party purchaser pursuant to the terms of the offer.

c.
This Section 10 shall only apply to offers from persons unaffiliated with each entity and shall not apply to transfers among existing equity owners, their family members, persons under common control, or involuntary transfers such as death, bankruptcy or divorce.

11.           RELATIONSHIP. Owner is providing Laser Equipment to Crystal Magic, and is performing the repair and maintenance services, as well as other services hereunder, as an independent contractor and not as an employee of Crystal Magic, and Owner shall not be entitled to receive any compensation, benefits or other incidents of employment from Crystal Magic. Nothing in this Agreement shall be deemed to constitute a partnership, joint venture, or other related party relationship between Crystal Magic and Owner, nor shall anything in this Agreement be deemed to constitute Crystal Magic or Owner the agent of the other. Neither Owner nor Crystal Magic shall be or become liable or bound by any representation, act, or omission whatsoever of the other.

12.           LICENSES AND PERMITS. Prior to commencing any work in any Retail Center, Crystal Magic shall obtain all necessary licenses, permits and consents related to the Laser Decorative Engraving Business and to the operation and use of the Laser Equipment and provide copies of same to Owner. Owner shall have the right to monitor all such work, at the expense of Crystal Magic.

13.           COSTS. IT addition to the fees and expenses referenced in Section 6, Crystal Magic shall be responsible for any and all cost, damage or expense arising from the installation, maintenance, repair or operation of the Laser Equipment and the Laser Decorative Engraving Business, including, without limitation, the purchase of Crystal Blanks and any and all cost, damage or expense to the Retail Centers or the property of owners or tenants thereof. Owner and Crystal Magic shall each pay all of their respective fees, costs and expenses (including those of accountants and attorneys) incurred in connection with or related to the preparation, negotiation, execution, delivery, satisfaction; compliance and consummation of this Agreement and the transactions contemplated hereby and the closing matters hereunder.

14.           TAXES. Crystal Magic shall pay directly (or reimburse, but only if instructed by Owner) all taxes, fees, and assessments that may be imposed by any taxing authority in connection with the Laser Decorative Engraving Business or on the Laser Equipment, its purchase, use, ownership, delivery, possession, operation, rental, or return to Owner (collectively, Taxes); provided, however, that Crystal Magic shall not be liable for any such Taxes (whether imposed by the United States of America or by any other domestic or foreign taxing authority) imposed or measured by Owner’s net income or tax preference items. Crystal Magic’s obligation includes, but is not limited to, the obligation to pay all license and registration fees and all sales, use, personal property and other taxes and governmental charges, together with any penalties, fines and interest thereon, that may be imposed during the License Term. Crystal Magic is liable for these Taxes whether they are imposed upon Owner, Crystal Magic, the Laser Equipment, or this Agreement. If Crystal Magic is required by law or administrative practice to make any refund or return with respect to such Taxes, Crystal Magic shall promptly advise Owner thereof in writing and shall cooperate with Owner to ensure that such reports are properly filed and accurately reflect Owner’s interest in the Laser Equipment. Owner has no obligation to contest any such Taxes, however Crystal Magic may do so provided that; (a) Crystal Magic does so in its own name and at its own expense, (b) the contest does not and will not result in any lien attaching to any Laser Equipment or otherwise jeopardize Owner’s right to any Laser Equipment; and (c) Crystal Magic indemnifies Owner for all expenses (including legal fees and costs), liabilities and losses that Owner incurs as a result of any such contest.

15.           CONFIDENTIALITY. As a material inducement to this Agreement, Owner and Crystal Magic shall enter into a Confidentiality and Non-Circumvention Agreement in the form attached hereto as Exhibit B.

16.           LAWS AND REGULATIONS. Crystal Magic, at Crystal Magic’s sole cost, shall (a) comply with all Legal Requirements and Insurance Requirements applicable to Crystal Magic’s use and occupancy of the Retail Centers, and (b) take all measures necessary to assure that it strictly complies with all applicable Legal Requirements, Owner shall (a) comply with all Legal Requirements of its Patent Sublicense with LDI or other licensor and take all measures necessary to assure that it strictly complies with all applicable Legal Requirements.

17.           NO WARRANTY. CRYSTAL MAGIC ACKNOWLEDGES AND AGREES THAT OWNER HAS MADE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE EFFECT THAT ANY RETAIL CENTER OR THE LASER EQUIPMENT ARE ADEQUATE FOR THE OPERATION OF CRYSTAL MAGIC’S BUSINESS OR FOR ANY PARTICULAR PURPOSE WHATSOEVER, NOR THAT THE LOCATION OF EACH RETAIL CENTER OR ITS OPERATIONS WELL RESULT IN FINANCIALLY SUCCESSFUL RESULTS TO CRYSTAL MAGIC. OWNER MAKES NO REPRESENTATIONS OR WARRANTIES EXCEPT AS SPECIFICALLY SET FORTH HEREIN. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION MAY NOT APPLY TO YOU.

OWNER ACKNOWLEDGES AND AGREES THAT CRYSTAL MAGIC HAS MADE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE EFFECT THAT ANY RETAIL CENTER OR THE LASER EQUIPMENT ARE ADEQUATE FOR THE OPERATION OF CRYSTAL MAGIC'S BUSINESS OR FOR ANY PARTICULAR PURPOSE WHATSOEVER, NOR THAT THE LOCATION OF EACH RETAIL CENTER OR ITS OPERATIONS WILL RESULT IN FINANCIALLY SUCCESSFUL RESULTS TO CRYSTAL MAGIC, CRYSTAL MAGIC MAKES NO REPRESENTATIONS OR WARRANTIES EXCEPT AS SPECIFICALLY SET FORTH HEREIN. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION MAY NOT APPLY TO YOU.

18.           ENTRY AND INSPECTION BY OWNER. Crystal Magic shall permit Owner. and its employees, agents, contractors, or representatives, to have access to any portion of the Retail Centers at all times to inspect the same, to clean or make repairs, alterations or additions thereto.

19.           INDEMNIFICATION.

a)           CRYSTAL MAGIC WILL INDEMNIFY AND HOLD HARMLESS OWNER, ITS AGENTS, SERVANTS, OWNERS AND EMPLOYEES (COLLECTIVELY, “OWNER”) FROM AND AGAINST (1) ANY LOSS, COST, CLAIM, LIABILITY, DAMAGE, EXPENSE (INCLUDING REASONABLE ATTORNEY FEES), RELATING TO OR ARISING OUT OF NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CRYSTAL MAGIC INCLUDING. WITHOUT LIMITATION, (i) THE INSTALLATION, OPERATION, REPAIR, AND MAINTENANCE OF THE LASER EQUIPMENT, THE OPERATION OF THE LASER DECORATIVE ENGRAVING BUSINESS, AND ANY OTHER BUSINESS ACTIVITIES OF CRYSTAL MAGIC EXCEPT TO THE EXTENT ANY LIABILITY, CLAIMS OR DAMAGES ARISE DIRECTLY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF OWNER; AND (2) ALL LIABILITY AND CLAIMS FOR PATENT ROYALTIES PAYABLE BASED UPON THE SALE OF LICENSED DECORATIVE PRODUCTS MADE BY THE LASER EQUIPMENT. CRYSTAL MAGIC WILL ALSO DEFEND ANY ACTION OR SUIT BROUGHT BY A THIRD PARTY AGAINST OWNER AND INDEMNIFY AND HOLD HARMLESS OWNER FOR ANY LOSS, CLAIM, LIABILITY, DAMAGE, OR EXPENSE RELATING TO OR ARISING OUT OF THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CRYSTAL MAGIC, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, OR CONTRACTORS, IN THE PERFORMANCE OF THIS AGREEMENT.

b)           THE PARTIES ALSO ACKNOWLEDGE THAT (1) THE PROVISIONS OF THIS SECTION SPECIFY THE PARTIES’ AGREEMENT REGARDING ALLOCATION OF RISK AND (2) SUCH PROVISIONS ARE AN ESSENTIAL AND CENTRAL FART OF THIS AGREEMENT.

c)           Owner shall protect, defend, indemnify, and hold Crystal Magic harmless from all liability and claims in connection with any other business activities of Owner unrelated to the Laser Decorative Engraving Business, except to the extent any liability, claims or damages arise from the negligence, gross negligence or willful misconduct of Crystal Magic.

20.           DAMAGE. Crystal Magic shall be liable to Owner for any loss or damage to all or any part of the Laser Equipment to the extent not reimbursed by Insurance.

21.           INSURANCE. At its own expense, Crystal Magic shall provide and maintain (or reimburse Owner for providing and maintaining) the following insurance: (a) insurance against the loss or theft of or damage to the Laser Equipment for the fall replacement value thereof, naming Owner as a loss payee; and (b) public liability and third party property damage insurance, naming Owner as an additional insured (collectively, “Insurance”). Such Insurance shall be in a form, amount and with companies reasonably satisfactory to Owner, shall contain the insurer’s agreement to give Owner 30 days’ prior written notice before cancellation or material change thereof, and shall be payable to Owner regardless of any act, omission or breach by Crystal Magic. Crystal Magic shall deliver to Owner the Insurance policies or copies thereof or certificates of such Insurance on or before the Effective Date hereof, and at such other times as Owner may reasonably request.

22.           TRANSFERS BY CRYSTAL MAGIC. Crystal Magic shall not assign, convey, mortgage, pledge, hypothecate, encumber, or otherwise transfer the Laser Equipment or the Agreement or grant any license, concession, or other right with respect to the Laser Equipment or the Agreement without the prior written consent of Owner, which consent may be granted or withheld in Owner’s sole option; and the Agreement shall, at Owner’s sole option, terminate upon the occurrence of any attempted transfer of the Laser Equipment.

23.           NEGATIVE COVENANTS. Owner shall not establish or compete with Crystal Magic directly or indirectly in any Disney owned or operated Theme Park, any Universal Studios owned or operated Theme Park or any engraving location owned or operated by Cashman Photo Enterprises, Inc., Should Owner desire to establish a sales operation in any Theme Park where Crystal Magic is not established, Owner agrees to notify Crystal Magic of Owner’s intent and provide Crystal Magic rights of first refusal. If Crystal Magic does not exercise its right of first refusal within 90 days after Owner’s notice, Owner may independently establish a business in such Theme Park.

Until Crystal Magic pays the outstanding unamortized cost of Assets provided by Owner, Crystal Magic will not, without the express written consent of Owner which consent shall not be unreasonably withheld:

a

b)           permit any change in directors, executive officers, or other control persons in other than by operation of law; or

d) c)           issue stock, options or other beneficial interest.

In addition. Crystal Magic shall operate its Business consistent with past practice, in the ordinary course of business, and not intentionally allow any material adverse change in its Business, the Laser Equipment or in the operation, condition (financial or otherwise), assets, properties, liabilities or Business prospects. Without limiting the generality of the foregoing, and until Crystal Magic pays the outstanding unamortized cost of Assets provided by Owner, Crystal Magic will not, without the express written permission of Owner which consent shall not be unreasonably withheld (other than as contemplated by this Agreement):

a)           Subject any of their respective assets (collectively, “Asset”) or permit any Asset to become subject to, or incur, any mortgages, deeds of trust, claims, liens, security interests, pledges, leases, conditional sale contracts, rights of first refusal, options, charges, liabilities, obligations, agreements, easements, rights-of-way, powers of attorney, limitations, reservations, restrictions and other encumbrances of any kind (collectively, “Lien”) (whether voluntary or by operation of law) absolute, accrued, contingent or otherwise, whether due or to become due except for current Liens and liabilities for trade and business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with past practice;

b)           sell, transfer, mortgage, assign, lease, license or otherwise dispose any material Asset other than inventory sold in the ordinary course of business and consistent with past practice;

c)           make any capital expenditures, capital additions or improvements or incur any debt obligations in excess of an aggregate of $10.000 or make any legally binding commitments therefor;

d)           enter into any material contract, agreement, instrument or understanding (whether written or oral), or make or agree (whether in writing or orally) to any amendment, modification or termination to any material contract, agreement, instrument or understanding, other than in the ordinary course of business and consistent with past practice;

e)           fail to replenish inventories of the Business in a normal and customary manner consistent with prior practice and prudent business practices prevailing in the industry, or make any purchase commitment in excess of the normal, ordinary and usual requirements of the Business or at any price in excess of the then current market price or upon the terms and conditions more onerous than those usual and customary in the industry, or make any change in its selling, pricing, advertising or personnel practices of the Business inconsistent with past practice and prudent business practices prevailing in the industry;

f)           defer payment on any liabilities outside the ordinary course of business or otherwise treat suppliers of the Business in such a way that could negatively affect the future relationship;

g)           accept or enter into any purchase order or quotation, arrangement or understanding (whether written or oral) for future sale of services or Crystal Products by or in the Business which Crystal Magic knows, or should know at the time of such acceptance or execution, would not be profitable in any material respect;

h)           adopt or amend any bonus, profit sharing, pension, retirement or other compensation plan or (except for cost of living adjustments) make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay to or in respect of any director, officer, employee, salesman, distributor, consultant or agent providing services to the Business other than in the ordinary course of business and consistent with past practice;

i)           institute, settle or agree to settle any proceeding before any court or governmental body other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $5,000;

j)           enter into any transaction related to the Business other than those contemplated by this Agreement, any other agreement between the parties hereto, or considered to be in the ordinary course of business;

k)           vary insurance coverage other than in the ordinary course of business and consistent with past practice; or

1)           enter into any agreement or understanding to do or permit any of the foregoing, or taken any action or omitted to take any action that could reasonably be expected to result in the occurrence of any of the foregoing other than in the ordinary course of business and consistent with past practice.

24.           REFORMATION. It is expressly understood and agreed that although Owner and Crystal Magic consider the restrictions and provisions contained herein to be reasonable, if a final judicial determination is made by a court having jurisdiction that any restriction or provision contained in this Agreement is an unreasonable or otherwise unenforceable restriction against Owner and/or Crystal Magic, the parties hereto do hereby authorize such court to revise and amend this Agreement so as to produce a legally enforceable agreement.

25.           DEFAULT AND REMEDIES / TERMINATION.

a)           Security Agreements. Crystal Magic and Owner shall enter into a Security Agreement in the form attached hereto as Exhibit C and Crystal Magic hereby consents to the filing of any applicable Uniform Commercial Code Financing Statement (UCC-1) in connection therewith, as well as any security agreements and Financing Statements affecting Owner’s interest in the Laser Equipment.

b)           Events of Default. Any of the following shall constitute an Event of Default under this Agreement and all Schedules; (a) Crystal Magic fails to pay any Fee or any other amount payable to Owner hereunder as provided herein; or (b) Crystal Magic fails to perform or observe any other representation, warranty, covenant, condition or agreement to be performed or observe by Crystal Magic hereunder or in any other agreement with Owner, and Crystal Magic fails to cure any such breach within 30 days after notice thereof; or (c) Crystal Magic makes an assignment for the benefit of creditors, whether voluntary or involuntary; or (d) a proceeding under any bankruptcy, reorganization, arrangement of debts, insolvency or receivership law is filed by or against Crystal Magic or Crystal Magic takes any action to authorize any of the foregoing matters; or (e) Crystal Magic becomes insolvent or fails generally to pay its debts as they become due, the Laser Equipment is levied against, seized or attached; or (f) Crystal Magic seeks to effectuate a bulk sale of Crystal Magic’s inventory or assets; or (g) Crystal Magic voluntarily or involuntarily dissolves or is dissolved, or terminates or is terminated.

c)           Remedies. If an Event of Default occurs by Crystal Magic, Owner may, in its sole discretion, exercise one or more of the following remedies but must provide Crystal Magic with a written 60 days’ notice and opportunity to cure any default: (a) terminate this Agreement; or (b)take possession of, or render unusable, any Laser Equipment wherever the Laser Equipment may be located, without demand or notice, without any court order or other process of law and without liability to Crystal Magic for any damages occasioned by such action, and no such action shall constitute a termination of this Agreement; or (c) require Crystal Magic to deliver the Laser Equipment at a location designated by Owner at Crystal Magic’s sole expense; or (d) proceed by court action to enforce specific performance by Crystal Magic of any provision or covenant hereof and/or to recover all damages and expenses incurred by Owner by reason of any Event of

Default or (e) terminate any other agreement that Owner may have with Crystal Magic. In addition, Crystal Magic shall pay Owner all costs and expenses (including legal fees and cost and fees of collection agencies) incurred by Owner in enforcing any of the terms, conditions or provisions of this Agreement Upon repossession or surrender of any Laser Equipment, Crystal Magic shall remain liable to Owner for any damages or liability notwithstanding such repossession. Crystal Magic agrees that with respect to any notice of a sale required by law to be given, 180 days’ notice shall constitute reasonable notice. These remedies are cumulative of every other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise, and may be enforced concurrently therewith or from time to time. If an Event of Default occurs by Owner, Owner must provide Crystal Magic with a written 180 days’ notice in order to take possession of any Laser Equipment. If an Owner default occurs after September 3. 2005, Owner will forfeit any displays provided to Crystal Magic.

d)           Delivery of Equipment If Owner fails to deliver Laser Equipment on a timely basis, Crystal Magic shall notify Owner in writing within three (3) calendar days of such occurrence, and Owner shall have sixty (60) days to deliver such equipment.

e)           Cross-Default Provisions. A material breach or default of this Agreement shall constitute a material breach of the Operative Agreements, and vice versa.

f)           Force Majeure. Neither party shall be in default hereunder by reason of any failure or delay in the performance of any obligation under this Agreement where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such party.

e)           Termination by Owner. Owner shall have the right, but not the obligation, to immediately terminate this Agreement in the event of any disagreement, conflict, alleged breach or default, or other notice of a potential or actual dispute in connection with or related to the Patent Sublicense and/or royalties payable thereunder. If this termination occurs by Owner, Owner must provide Crystal Magic with a written 180 days’ notice in order to take possession of any Laser Equipment If a Termination by Owner occurs after September 3, 2005, Owner will forfeit any displays provided to Crystal Magic.

26.           SURVIVAL. Certain provisions of this Agreement relate to the rights and obligations of Owner and Crystal Magic subsequent to the termination or expiration of the Agreement Term. Such provisions include, without limitation, the indemnification obligations under Paragraph 19 hereof. Such provisions shall survive the expiration or other termination of the Agreement Term and the License granted to Crystal Magic hereunder.

27.           ASSIGNMENT. Neither party hereto may assign this Agreement or any of the rights or obligations established herein, in whole or in part, without the prior written consent of the other party hereto. Any purported assignment without such consent shall be void. Notwithstanding the foregoing, the rights and duties of Owner hereunder may be assigned by Owner, without the consent of Crystal Magic, to any successor-in-interest, subsidiary, affiliate or related party of Owner.

28.           APPLICABLE LAW THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF TEXAS. Owner and Crystal Magic consent to the jurisdiction of any local, state or Federal court located within the State of Texas, and waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such court.

29.           CAPTIONS; COUNTERPARTS; INTEGRATION: ENTIRE AGREEMENT. The captions contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may also be executed by facsimile signature. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors or assigns. This Agreement and all other Operative Documents executed by both Owner and Crystal Magic constitute the entire agreement between the parties hereto relating to the matters hereof, and supersede all prior agreements relating thereto, whether written or oral, and may not be amended or modified except in a writing signed by the parties hereto.

30.           SEVERABILITY. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection, is legally inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

31.           NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed (by first class registered or certified mail, postage prepaid, return receipt requested), or via Federal Express or other nationally recognized service as follows:

With A Copy To:
To Owner: Laser Crystal Works, LP Vial, Hamilton, Koch & Knox, L.L.P.
100 Bowie Dr. 1700 Pacific Ave., Suite 2800
Red Oak, Texas 75154 Dallas, Texas 75201
Attn: Paul D. Schoonover, Esq.

To Crystal Magic: Crystal Magic, Inc.
3329 Bartlett Blvd.
Orlando, Florida 32811

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

OWNER:

LASER CRYSTAL WORKS, LP
a Texas limited partnership

By:           PTC MANAGEMENT, L.L.C,
a Texas limited liability company, and its general partner

Date Executed on                                                                   By:  /s/ Richard Lamden
Behalf of Owner:                                                                    Name: Richard Lamden
                                                                                 Title: Manager

LICENSEE:

CRYSTAL MAGIC, INC.,
a Florida corporation

Date Executed on                                                                   By:  /s/ Steven M. Rhodes
Behalf of Crystal Magic:                                                       Name: Steven M. Rhodes
                                                                                 Title: President

APPENDIX A
FEES AND EQUIPMENT SCHEDULE

I.
Owner agrees to provide Crystal Magic with Five Hundred Forty Four Thousand Dollars ($544,000) of fixed assets at OEM pricing as identified below to and including laser systems, 3D digital Cameras, Fixtures or Kiosks or other assets as both parties may agree to from time to time. Such assets will be provided by owner to Crystal Magic in a timely manner, but not to exceed sixty days (60) from the time of notification, exceptions being unforeseen vendors delays.

ASSET SCHEDULE

532 Wavelength Laser, $80,000, Delivered March 3. 2003
532 Wavelength Laser, $80,000, Delivered March 3, 2003
Minolta 3D Digital Camera, $13,000, Delivered March 3, 2003
Minolta 3D Digital Camera, $8,000, Delivered March 3, 2003

532 Wavelength Laser, $80,000, Delivery On or Before. August 30, 2003
6 3D Digital Cameras, Manufactured to be decided upon by Crystal Magic, and delivered by vendor as soon as possible at OEM cost.
Retail Fixtures, Manufacturer to be decided upon by Crystal Magic and delivered by Manufacturer as soon as possible

Owner agrees to sell to Crystal Magic for company operations additional equipment at OEM cost while this agreement is in effect.

Owner and Crystal Magic agree to each fund fifty percent (50%) of the cost of any assets needed above the Five Hundred Forty Four Thousand Dollars ($544,000) of fixed assets at OEM pricing to further grow Crystal Magic’s business.

APPENDIX B

1.	On a monthly basis, Crystal Magic agrees to pay to Owner monthly fees equivalent to the cost of fixed assets provided by Owner, amortized over a sixty (60) month period at a fixed rate of 8% interest.

a.	In the event that Crystal Magic cannot make the monthly payment, the calculated interest will be added back to the principal balance of the outstanding amount due and the payment will be reamortized.

b.
On an annual basis but paid and adjusted quarterly and until Crystal Magic pays the outstanding unamortized cost of Assets provided by Owner, Crystal Magic agrees to pay to Owner Forty Percent (20%) of Crystal Magic’s non Commercial Business Earnings Before Interest, Depreciation, and Amortization but not less than the sum of monthly fees paid for the annual period.

i.
Upon Crystal Magic’s payment in full of the costs of Assets provided by Owner, Crystal Magic agrees to pay to Owner Thirty Three and One Third Percent (13.33%) of Crystal Magic’s non Commercial Business Earnings Before Interest, Depreciation, and Amortization. Crystal Magic agrees to apply the additional 6.67% to service CM debt.

ii.
Upon Crystal Magic’s payment in full of its debt existing as of the date hereof, CM agrees to pay to Owner Fifty Percent (30°/o) of Crystal Magic’s non Commercial Business Earnings Before Interest Depreciation, and Amortization.

2.
On a quarterly basis, Crystal Magic will pay to owner etching fees for all non commercial etching services (tolling) for Crystal Products sold for Twenty Percent (20%) of Crystal Magic’s non Commercial Business Earnings Before Interest, Depreciation, and Amortization. Additionally, and on a quarterly basis, Crystal Magic will pay to owner royalty fees equal to Ten Percent (10%) of the etching fees as calculated in this paragraph plus Ten Percent (10%) of the operating labor costs incurred by owner for etching services provided hereunder.